EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company, for the registration of 1,250,000 shares of common stock, without par value, of The Timken Company of our reports (a) dated February 23, 2009, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of The Timken Company and (b) dated June 20, 2008, with respect to the financial statements and schedule of The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in the Plan’s Annual Report (Form 11-K), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
March 4, 2009

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